Exhibit 99

NEWS BRIEF

SILICON LABS’ BOARD OF DIRECTORS AUTHORIZES NEW $100 MILLION SHARE REPURCHASE PROGRAM

AUSTIN, Texas — August 27, 2015 — Silicon Labs (NASDAQ: SLAB), a leading provider of silicon, software and system solutions for the Internet of Things (IoT), today announced that its board of directors approved a new share repurchase program that authorizes management to buy back up to $100 million of the Company’s common stock through fiscal year 2016. The new program is additive to the remainder of the Company’s previous $100 million share repurchase program, with $47 million remaining as of August 25, 2015.

Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leading provider of silicon, software and system solutions for the Internet of Things, Internet infrastructure, industrial automation, consumer and automotive markets. We solve the electronics industry’s toughest problems, providing customers with significant advantages in performance, energy savings, connectivity and design simplicity. Backed by our world-class engineering teams with unsurpassed software and mixed-signal design expertise, Silicon Labs empowers developers with the tools and technologies they need to advance quickly and easily from initial idea to final product. www.silabs.com

Note to editors: Silicon Laboratories, Silicon Labs, the “S” symbol, the Silicon Laboratories logo and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Labs, Investor Relations: Jalene Hoover +1 512-428-1610, investor.relations@silabs.com